Exhibit 12.1

NSTAR Electric Company

Computation of Ratio of Earnings to Fixed Charges

Twelve Months Ended September 30, 2010

(in thousands)

Net income from continuing operations	$250,859
Less: equity income from investees	634
Plus: distributed income of equity investees	666
Income taxes	162,362
Fixed charges (including securitization certificates)	81,589
Total	$494,842

Interest expense	$74,262
Interest component of rentals (estimated as one-third of rental expense)	7,327
Total	$81,589

Ratio of earnings to fixed charges	6.07

Exhibit 12.2

NSTAR Electric Company

Computation of Ratio of Earnings to Fixed Charges

and Preferred Stock Dividend Requirements

Twelve Months Ended September 30, 2010

(in thousands)

Net income from continuing operations (before preferred stock dividend)	$250,859
Less: equity income from investees	634
Plus: distributed income of equity investees	666
Income taxes	162,362
Fixed charges (including securitization certificates)	81,589
Total	$494,842

Interest expense	$74,262
Interest component of rentals (estimated as one-third of rental expense)	7,327
Subtotal	81,589
Preferred stock dividend requirements	3,229
Total	$84,818

Ratio of earnings to fixed charges and preferred stock dividend requirements	5.83